Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the financial statements of CorePoint Lodging Inc. and subsidiaries appearing in the Annual Report on Form 10-K of CorePoint Lodging Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 15, 2021